Exhibit 10.1
July 25, 2025

VIA EMAIL

Dear Nate:

On behalf of World of Jeans & Tops, d/b/a Tilly’s (the “Company”), I am pleased to offer you the position of President and Chief Executive Officer (hereafter, “CEO”) of the Company, reporting to the Company’s Board of Directors. You will have the duties, responsibilities and authority commonly associated with this position, in addition to those set forth in the Company’s by-laws. You will be nominated to the Company’s Board of Directors, subject to legal limitations. Your anticipated start date at the Company will be August 18, 2025 (or such other date as mutually agreed, in any event, the “Employment Start Date”). Your employment with the Company will be subject to the terms of this letter agreement (the “Agreement”).
During your employment, you will devote your full business efforts and time to the Company. Therefore, you may not serve on the board of directors of any other company without the prior approval of the Company’s Board of Directors. In addition, any other activities outside of the Company must not interfere or conflict with your full-time responsibilities or your ability to perform your duties of employment to the Company.

1. Annual Base Salary.
Your starting annual base salary rate (“Base Salary”) will be $1,000,000, less applicable taxes and withholdings, paid in accordance with the Company’s normal payroll practices, and subject to annual review, but in no event shall your annual Base Salary for any year be reduced to an amount lesser than $1,000,000 (other than as part of an across-the-board reduction applicable to the Company’s senior executives, and further excluding any voluntary reductions in Base Salary). In addition, you will receive a monthly car allowance of $2,000 per month, paid ratably every pay period. The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) will evaluate your performance annually. Your annual review will coincide with the annual review cycle of the Company’s management team, which at this time occurs within 90 days after each fiscal year end.
2. Annual Incentive Bonus.

You will be eligible to receive an annual incentive bonus (“Incentive Bonus”), which at target is 100% of your Base Salary and up to 200% of your Base Salary at maximum, based upon achievement of performance bonus criteria established by the Compensation Committee, beginning with the bonus related to fiscal 2026 performance. The Compensation Committee will, at its discretion, establish the Incentive Bonus based upon the Company’s performance compared to performance bonus criteria established for the relevant year. In establishing bonus targets for your Incentive Bonus, we expect the Compensation Committee to use the Company’s performance metrics such as, but not limited to, revenue growth, EBITDA milestones or operational improvements in order to align your incentive compensation with the interests of the shareholders.
Your Incentive Bonus payments will be subject to applicable taxes and withholdings. To earn an Incentive Bonus you must remain continuously employed with the Company and be in good standing through the date that any bonus is paid, unless as otherwise determined by the Company’s Board of Directors. The Company intends to pay annual bonuses following completion of the year-end audit of the Company’s financial statements during the fiscal year following the fiscal year for which the applicable bonus criteria applied.
3. Sign-On Bonus.
In connection with your Employment Start Date, you will receive a sign-on bonus in the aggregate amount of $400,000 (the “Sign-On Bonus”), to be paid to you within five business days of the Employment Start Date. The Company will withhold all applicable taxes, other normal payroll deductions, and any other amounts required by law to be withheld from the Sign-On Bonus payment. In the event your employment with the Company ends prior to the second anniversary of the Employment Start Date due to your resignation of employment for any reason (other than death or Disability), you agree to repay to the Company the Sign-On Bonus, less any amounts previously withheld by the Company, within 30 days of your last day of employment with the Company. The Company agrees that it will be liable for the cost to you of collecting any portion due of the Sign-On Bonus, including attorneys’ fees and court costs, if not paid as set forth above. You agree that you will be liable for the cost to the Company of collecting the Sign-On Bonus, including attorney fees and court costs, if not repaid as set forth above.
4. Stock Option Grants.
As a part of the Company’s executive management team, we strongly believe that ownership of the Company’s stock by our employees is an important factor to our success. Therefore, as part of your compensation, the Company will grant you stock options to purchase 900,000 shares of the Company’s Class A common stock (the “Time-Based Option Grant”) at an exercise price equal to the closing price of the Company’s stock on the New York Stock Exchange on the grant date, which shall be no later than 60 days following the Employment Start Date. Your Time-Based Option Grant will vest over four years, with the first installment vesting on the first anniversary of your Employment Start Date and the remaining installments vesting on each monthly anniversary thereafter, subject to your continued service with the Company through the applicable vesting date.
The Company will also grant you stock options to purchase 900,000 shares of the Company’s Class A common stock (the “Performance-Based Option Grant” and together with the Time-Based Option Grant, the “Option Grants”) at an exercise price equal to the closing price of the Company’s stock on the New York Stock Exchange on the grant date, which shall be no later than 60 days following the Employment Start Date. Your Performance-Based Option Grant will vest as follows: 300,000 shares shall vest when the 30-trading-day average share price (the “Average Share Price”) reaches $4.00 per share, 300,000 shares shall vest when the Average Share Price reaches $6.00 per share and 300,000 shares shall vest when the Average Share Price reaches $8.00 per share, in each case, subject to the certification by the Company’s Board of Directors or the Compensation Committee, and further subject to continued service with the Company through the one-year anniversary of the Employment Start Date.
Your Option Grants will be issued pursuant to the terms and conditions of the Company’s Third Amended and Restated 2012 Equity and Incentive Award Plan (as may be amended from time to time, the “Plan”) and the stock option agreement in a form prescribed by the Company. The Option Grants will expire 10 years after the date of grant, subject to earlier termination as provided by this Agreement, provisions in the Plan and in the related stock
5. Relocation Reimbursements.
The Company will reimburse you for all reasonable moving expenses incurred as a result of your, and your family’s relocation to the Orange County, California area, in an aggregate amount not to exceed $35,000. Costs eligible for reimbursement include all reasonable costs to move personal possessions, reasonable temporary living expenses for yourself and your family in the Orange County, California area until December 31, 2025 and up to three house hunting trips (collectively, the “Relocation Reimbursements”). In addition, continuing through May 31, 2026, the Company will also reimburse you for the costs of your current lease agreement up to $7,900 per month (the “Lease Reimbursements”). You will need to provide the Company with appropriate receipts or other documentation reasonably acceptable to be reimbursed. Any reimbursements under this Section 5 that do not constitute non-taxable reimbursable business expenses will be reported as income, and in such an event the Company will pay you an additional amount sufficient to pay any federal, state or local income or employment taxes that would be imposed on such amount (and any pyramiding taxes on such additional amount). You agree to complete you and your family’s relocation by December 31, 2025, otherwise you agree to return all relocation reimbursements to the Company at that time.
If you resign from employment with the Company for any reason other than your death or Disability (as defined below), or are terminated by the Company for Cause (as defined below), in either case, prior to the second anniversary of the Employment Start Date, within 30 days of the last day of your employment, you will repay all Relocation Reimbursements and the Lease Reimbursements. You agree that you will be liable for the cost to the Company of collecting the Relocation Reimbursements and the Lease Reimbursements, including attorney fees and court costs, if not repaid as set forth above. The Company agrees that it will be liable for the cost to you (or your surviving spouse or estate, as the case may be) of collecting any unpaid Relocation Reimbursements and/or Lease Reimbursements, including attorneys’ fees and court costs, if not paid as set forth herein. In addition, should your employment with the Company terminate due to your death prior to May 31, 2026, the Lease Reimbursements through such date shall be paid by the Company directly to your surviving spouse (and if none, then directly to your estate). For purposes of this Agreement, “Disability” means your inability, due to physical illness, to perform the essential functions of your job (as determined in the sole discretion of the Board of Directors of the Company), with or without a reasonable accommodation for 180 consecutive days.

6. Benefits.
You will be eligible to participate in the benefit packages available to all full-time Company employees when you satisfy standard eligibility conditions. These benefits include health insurance benefits (medical, dental and vision), life insurance, short-term and long-term disability, and a 401(k) Plan. Please refer to benefit plan documents for eligibility. Of course, the Company may change its benefits at any time.
You will be entitled to paid personal leave in accordance with the Company’s policies applicable to similarly situated executives. Through the Company’s paid time-off policies you will receive paid sick leave as required by state and any applicable local laws.
7. At-Will Employment; Termination.
(a) At-Will Employment. This Agreement does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated by the Company at any time, with or without Cause (as defined below) and by you with or without Good Reason (as defined below). However, you agree to provide the Company with at least 30 days written notice of any voluntary resignation. The at-will nature of your employment relationship may not be modified or amended except by written agreement of the Company’s Board of Directors and you. You agree that if your employment is terminated for any reason, you will immediately resign from all officer positions you hold with the Company and any of its affiliates.
(b) Termination Without Cause. If your employment with the Company is terminated by the Company without Cause (as defined below), subject to Section 7(d), (i) the Company shall pay you an amount equal to 1.0 multiplied by the Base Salary, paid over the period beginning on the date of termination and ending on the one (1)-year anniversary thereof in substantially equal installments in accordance with the Company’s normal payroll practices following the date of termination, but shall commence on the first payroll date following the effective date of the Release (as defined below), and amounts otherwise payable prior to such first payroll date shall be paid on such date without interest thereon, and (ii) you shall remain eligible to receive an annual bonus for the fiscal year in which your termination occurs equal to the amount that would have been payable to you under the Company’s annual bonus plan for such fiscal year based on actual Company performance for such fiscal year, as determined by the Board of Directors of the Company (or its designee), prorated based on the number of days that you were employed by the Company during such fiscal year, payable when annual bonuses are paid to Company employees generally for such fiscal year, but in all events prior to March 15th of the year following the year of termination.
(c) Acceleration upon a Change in Control. If a Change in Control occurs, then, subject to Section 7(d), (i) your Time-Based Option Grant will accelerate in full immediately prior to such Change in Control, and (ii) a number of shares subject to your Performance-Based Option Grant which have been earned as of the date of such Change in Control pursuant to the terms of the applicable award agreement shall vest immediately prior to such Change in Control and any service-based requirement shall lapse in full.
(d) Release. It shall be a condition to your right to receive the amounts provided for in Sections 7(b) and (c) hereof that you execute and deliver to the Company an effective release of claims in a form prescribed by the Company (the “Release”) within 21 days (or, to the extent required by law, 45 days) following the date of termination and that you not revoke such Release during any applicable revocation period. For the avoidance of doubt, all equity awards eligible for accelerated vesting pursuant to Section 7(c) hereof shall remain outstanding and eligible to vest following the date of termination and shall actually vest and become exercisable (if applicable) and non-forfeitable upon the effectiveness of the Release.
(e) Change in Control. For purposes of this Agreement, a “Change in Control” shall have the same definition as “Change in Control” as defined in the Plan.
(f) Cause. For purposes of this Agreement, and as reasonably determined by a majority of the full Board of Directors, you will be deemed terminated for Cause if you have: (1) been determined by a court of law to have committed any felony; (2) been convicted, or entered a plea of no contest, for violation of any criminal statute constituting a felony, provided that the Board of Directors reasonably determines that the continuation of your employment after such event would have an adverse impact on the operation or reputation of the Company or its affiliates; (3) engaged in an act of fraud, theft, embezzlement, or misappropriation against the Company; (4) committed one or more acts of gross negligence or willful misconduct, either within or outside the scope of your employment that has the effect of materially impairing the goodwill or business of the Company or causing material damage to its property, goodwill or business, or would, if known, subject the Company to public ridicule; (5) the continued failure to substantially perform the duties commonly associated with the position of President and Chief Executive Officer (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Company that specifically identifies the alleged manner in which you have not substantially performed your duties and after you have been provided with a 21-day day cure period; for the avoidance of doubt, your failure to satisfy any specific performance goal or metric or the Company’s failure to attain any specific level of financial performance shall not constitute a failure to perform for purposes of this clause (5); (6) materially breached the Company’s Code of Ethics and Business Conduct or other written Company policies; (7) breached this Agreement, after we have provided you written notice and given you a reasonable opportunity of no less than 21 days to cure following receipt of such notice; or (8) failed to use reasonable efforts to relocate you and your family to the Orange County, California area by December 31, 2025.
(g) Good Reason. For purposes of this Agreement, Good Reason means you terminated your employment within 90 days following: (1) a material diminution in your duties, responsibilities or authority as President and Chief Executive Officer of the Company; or (2) the Company’s failure to pay you material compensation or benefits that are required to be provided under this Agreement. However, your termination will not be treated as for Good Reason unless you have given the Company 30 days advance written notice of your intention to terminate your employment and the Company has failed to cure the acts within this 30-day period.
8. Proprietary Information & Ownership of Works-for-Hire Agreements.
As an employee of the Company, you will become knowledgeable about confidential and/or proprietary information related to the operations, products and services of the Company. Further, during your employment with the Company you may create intellectual property that is the Company’s property. To protect the interests of the Company, you will need to read and sign employee confidentiality and works for hire agreements prior to beginning employment. A copy of these agreements will be provided for you to read and sign.
9. Restatements.
In the event of a restatement of financial results, the Compensation Committee will review all incentive awards for performance periods during the restated period (whether in cash or equity), and all equity grants vesting or paid based upon achievement of performance goals or stock price related in whole or part to the restated financial period. If any such award would have been lower had the level of achievement of applicable financial goals been calculated based upon such restated financial results or a grant not have vested or not been paid, the Compensation Committee may, if it determines appropriate in its sole discretion, to the extent permitted by applicable law, require you to reimburse the Company the incremental portion of the bonus in excess of that which would have been paid to you based on the restated financial results, unvest equity grants and require repayment of profits on equity that was vested or paid on such results and realized by you. You shall promptly comply with any such request of the Compensation Committee. This provision is in addition to, and not in lieu of, any requirements under the Sarbanes-Oxley Act or any other law, Company plan, award or grant.
10. Non-Competition During Employment; Non-Solicitation of Clients.
You agree that, during your employment with the Company, you will not engage in, nor have any direct or indirect interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is competitive with the Company. Notwithstanding the foregoing, you may have ownership interests in publicly traded companies subject to the limitations in the Company’s Code of Ethics. In addition, during your employment with the Company and thereafter, you will not use any trade secret of the Company or its subsidiaries or affiliates to solicit, induce, or encourage any customer, client, vendor, or other party doing business with any member of the Company and its subsidiaries and affiliates to terminate its relationship therewith or transfer its business from any member of the Company and its subsidiaries and affiliates, and you will not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.
11. Non-Solicitation.
You agree that at no time during your employment with the Company, and for a period of one year immediately following your termination, will you directly or indirectly, on behalf of yourself or any other person or entity, solicit, recruit or encourage any employee to leave the employ of the Company.

12. Cooperation.
During your employment and thereafter, you agree to reasonably cooperate with and make yourself available on a continuing basis to the Company and its representatives and legal advisors in connection with any matters in which you are or were involved or any existing or future claims, investigations, administrative proceedings, lawsuits and other legal and business matters, as reasonably requested by the Company. You also agree that within five business days of receipt (or more promptly if reasonably required by the circumstances) you will send to the Company, attention Chief Financial Officer and/or General Counsel, copies of all correspondence (for example, but not limited to, subpoenas) received by you in connection with any legal proceedings involving or relating to the Company, unless you are expressly prohibited by law from so doing. You agree that you will not voluntarily cooperate with any third party in any actual or threatened claim, charge, or cause of action of any nature whatsoever against the Company or affiliates.
13. Code of Conduct and Company Policies.
The Company is committed to creating a positive work environment and conducting business ethically. As an employee of the Company, you will be expected to abide by the Company’s policies and procedures.
14. Indemnification.
The Company and you will enter into the Company’s standard form of indemnification agreement for executive officers. You will be provided with director’s and officer’s liability insurance coverage to the same extent as other executive officers. This coverage will continue after your service with the Company ceases while you have continuing liability with regard to your actions or inactions on behalf of the Company on the same basis as coverage for other former officers.
15. Non-Disparagement.
You agree that, both during and after your employment with the Company terminates, not to knowingly disparage the Company or its officers, directors, employees or agents in any manner likely to be harmful to it or to them or to the Company’s or their business, business reputation or personal reputation. However, this provision does not include statements made regarding Company employees if these statements were made in the good faith performance of your duties and statements made in connection your fiduciary duties or otherwise required by applicable law. The Company will direct its executive officers to abide by these same restrictions with regard to you. You will not violate this section by making statements which are truthful, complete and made in good faith in response to any question, inquiry or request for information required by legal process or governmental inquiry.
16. Exceptions.
Notwithstanding anything in this Agreement, nothing shall prohibit or impede you from communicating, cooperating or filing a complaint with any U.S. federal, state, or local governmental or law enforcement branch agency or entity (“Governmental Agency”) with respect to possible violations of any U.S. federal, state or local law or regulation or otherwise making disclosure to any Governmental Agency, in each case, that are protected under the whistleblower provisions of any such law or regulation to the extent such communications and/or disclosures are consistent with applicable law. Further, nothing herein will prevent you from participating in activity permitted by Section 7 of the National Labor Relations Act or from filing an unfair labor practice charge with the National Labor Relations Board. In addition, you are hereby notified in accordance with the Defend Trade Secrets Act of 2016 (“DTSA”) that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document that is filed under seal in a lawsuit or other proceeding. You are further notified that if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order. You understand that you will be bound by any subsequent changes or amendments to the DTSA. Notwithstanding the foregoing, under no circumstance are you authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product without the prior written consent of the Company. Further, nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

17. Entire Agreement; Notice; Severability.
(a) This Agreement constitutes the entire agreement between you and the Company with respect to your employment and supersedes all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and the Company concerning those subject matters. It may only be terminated or modified in a writing executed by you and an authorized representative of the Board of Directors. This Agreement will be interpreted under, and governed by, the laws of the state of California without regard to its conflict of law provisions.
(b) Notices will be delivered in writing either personally or by overnight delivery service and will be deemed given on the date delivered if delivered personally or the day after the day sent if sent by overnight delivery service. Notices will be delivered as follows (or to such other address as the party shall notify the other by notice sent as aforesaid): (a) if to the Company, at the Company’s executive offices (attn: Chairman) with a copy to the Chief Financial Officer and/or General Counsel; and (b) if to you, at your last home address on file with the Company.
(c) If a court should determine that any provision of this Agreement is invalid or unenforceable, in whole or in part, the invalidity or unenforceability of that provision will not make any other provision of this Agreement invalid or unenforceable.
18. General 409A Compliance; Income Tax Withholding.
(a) The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If you notify the Company (with specificity as to the reason therefore) that you believe that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company will, after consulting with you, to the extent legally permitted and to the extent it is possible to timely reform the provision to avoid taxation under Section 409A, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Section 409A. The Company shall have no liability to you with regard to any additional tax, penalties or interest you are required to pay pursuant to Section 409A.
(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits which is nonqualified deferred compensation under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six month period measured from the date of such “separation from service” of you, and (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred. Tax gross-up payments, if any, shall be made no later than the end of the calendar year immediately following the calendar year in which you remit the related taxes. Any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes subject of the audit or litigation are remitted to the taxing authority or the audit or litigation is completed, whichever occurs later.
(d) For purposes of Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
(e) All payments hereunder shall be subject to applicable federal, state and local income tax withholding, provided that all equity grants shall provide for net share withholding at the minimum applicable statutory withholding rates upon exercise or settlement, as the case may be, unless otherwise agreed in writing by the parties and in accordance with applicable law.
19. Accepting this Offer; Conditions.

Our offer to you is conditioned upon:

a.Returning this signed offer letter to us by July 25, 2025;

b. us completing your background check and being satisfied with the results;

c. us checking your references; and

d. you starting employment at the Company on the Employment Start Date.

To accept this offer, please sign this letter in the space provided below and return it to our Chief Financial Officer, Michael Henry, via email at mhenry@tillys.com, or facsimile at (949) 522-5755.

We look forward to your joining us and hope that you find your employment with Tilly’s enjoyable and professionally rewarding.

Very truly yours,

/s/ Hezy Shaked
Hezy Shaked
Co-Founder, Executive Chairman, President and Chief Executive Officer

I accept this offer of employment with the Company and agree to the terms and conditions outlined in this Agreement.

/s/ Nate Smith
Nate Smith
July 25, 2025